UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2013 (August 29, 2013)

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Triangle Capital Corporation
(Exact name of registrant as specified in its charter)
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Maryland	814-00733	06-1798488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 Glenwood Avenue, Suite 530, Raleigh, North Carolina		27612
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (919) 719-4770
Not Applicable
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 10, 2013, Triangle Capital Corporation (the “Company”) filed a Current Report on Form 8-K reporting that the Company's Board of Directors (the “Board”), on June 4, 2013, had appointed E. Ashton Poole as the Company's President and Chief Operating Officer and as a member of the Board, effective July 22, 2013. In addition to the compensation arrangements announced in that Current Report on Form 8-K, the Company reported that Mr. Poole would also receive restricted shares to be granted under the Company's Amended and Restated 2007 Equity Incentive Plan (the “Equity Incentive Plan”), the specific terms of which would be recommended by the Compensation Committee of the Board (the “Compensation Committee”) and approved by the Board at a future meeting and disclosed in a future regulatory filing. This Form 8-K/A is being filed to report this additional approved compensation arrangement.
On August 29, 2013, the Compensation Committee recommended and the Board approved a grant to Mr. Poole under the Equity Incentive Plan of 51,020 shares of restricted stock that vest ratably over five years. None of these shares of restricted stock may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the their vesting date, and, except as otherwise determined by the Board, any of the shares which have not fully vested will be forfeited, and all rights of Mr. Poole to such shares shall terminate, without further obligation on the part of the Company, unless Mr. Poole remains employed with the Company for the entire vesting period relating to the restricted stock. These shares of restricted stock were awarded pursuant to a restricted stock award agreement, the form of which was previously filed as Exhibit 10.3 to the Company's 2010 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 9, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triangle Capital Corporation

Date: August 30, 2013	By:	/s/ Steven C. Lilly
Steven C. Lilly
Chief Financial Officer